                                                        Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, December 12

                                                                             Contact:
                                                                             Doug McFarlan
                                                                             Midwest Generation
                                                                             312/583-6024, or
                                                                             312/343-2561

                   Midwest Generation, Governor Agree On Long-Range Emissions Reduction Plan

Chicago-based independent power producer Midwest Generation announced today that it has reached agreement with Illinois Governor Rod Blagojevich on a comprehensive, long-range plan that will begin reducing mercury emissions from its power plants 18 months ahead of federal regulations, followed by multi-year programs to further cut other emissions at each of the company's six plants in Illinois.

As part of the agreement, Edison Mission Group (EMG), Midwest Generation's parent company, and the state have committed to work jointly to develop up to 400 megawatts of new wind power projects, provided the company can obtain "commercially reasonable" terms for building and selling the output from the projects.  EMG is the fifth largest owner of wind energy projects in the U.S,. and is developing the proposed 200-megawatt Big Sky wind project near LaSalle.

Further, the company and state have agreed to work jointly on the terms and conditions that would be required for Midwest Gen to build new "clean coal" generation which would gasify Illinois coal to produce electricity and permanently sequester carbon dioxide emissions.

The long-range emissions plan has three components.

    o   Emissions of mercury will be reduced by the installation of mercury controls at every
        Midwest Gen facility by July of 2009.  Due to special concerns about mercury in Lake Michigan, controls will be installed on plants in the cities of Chicago and Waukegan by July of 2008.  As a result, installation of mercury controls will begin 18 months ahead of federal regulations and a year ahead of more stringent state rules that have been approved by the Illinois Pollution Control Board and which may be acted on by the General Assembly's Joint Committee on Administrative Rules today.

    o   The emission rate for nitrogen oxide - a contributor to smog and ozone - will be reduced by 66 percent as of Jan. 1, 2012.  That reduction is on top of a 50 percent reduction Midwest
        Gen has achieved since acquiring its Illinois plants in 1999.

    o   The emission rate for sulfur dioxide - a contributor to acid rain and fine particulates - will be reduced by 78 percent between 2012 and 2018.  That reduction is on top of a 30 percent reduction Midwest Gen has achieved since acquiring its Illinois plants.

The reductions in nitrogen oxide and sulfur dioxide emissions are designed to help the city of Chicago and the metropolitan area comply with federal regulations for ozone and fine particulates.

By the end of the long-range plan, every Midwest Generation station that remains in operation will have additional pollution control equipment for nitrogen oxide and sulfur dioxide emissions.  As part of its implementation plan, the company plans to shut down the three smallest generating units in its fleet - two units at the Will County Station in Romeoville and one at its Waukegan Station - between the end of 2007 and the end of 2010.  The company also has committed that its smallest plant - the single-unit Fisk Generation
Station in Chicago - will either have additional controls for sulfur dioxide emissions or be shut down by the end of 2015.  The same agreement to shut down or install additional controls applies to the Waukegan Station by the end of 2014 and to the Crawford Station in Chicago by the end of 2018.

Exhibit Page 1

"This agreement means cleaner air and cleaner water, and that means fewer health problems for children, for pregnant women, and for people all across Illinois. It took a lot of work to get to this point, but thanks to the environmental community, Midwest Generation and the work of people like our EPA Director Doug Scott, we've achieved something no other state has done. And the result means a cleaner, healthier state," said
Governor Blagojevich.

"This agreement provides long-term certainty for both the state and our company, helps the state and city of
Chicago achieve their clean air goals, and allows us to plan and manage significant capital investments and projects in a reasonable timeframe," said Ted Craver, Edison Mission Group CEO.  "We came to Illinois in 1999 committed to environmental leadership, we delivered with immediate emission reductions at all our sites, and now we will build on that record with a steady stream of additional reductions over the next decade."

"The agreement recognizes the importance of Midwest Generation's plants to reliability of the electric system and carefully balances environmental concerns with the need for a diverse fuel supply that includes coal, our most abundant domestic energy resource," Craver added.  "Equally important is our strong interest in working with the governor to grow our business in clean coal and renewable energy generation in Illinois."

Craver said the company is especially pleased to help the city of Chicago assume national leadership in reducing mercury emissions from power plants.  The mercury removal technology the company will use was tested last summer at the Crawford Generation Station in Chicago through a partnership between Midwest Gen and the
U.S. Department of Energy.

Edison Mission Group and the state have entered into a memorandum of understanding on the agreement.  The mechanics for implementing the agreement will be submitted to the Pollution Control Board.

Headquartered in Chicago, Midwest Generation operates six power plants in Illinois: the Fisk and Crawford stations in Chicago, Waukegan Station, Joliet Station, Will County Station in Romeoville and Powerton Station
in Pekin.  The company has approximately 1,200 employees, about 70 percent of whom are represented by the
International Brotherhood of Electrical Workers.

Midwest Generation is a subsidiary of Edison Mission Group of Irvine, Calif., which manages the competitive power generation businesses of Rosemead, Calif.-based Edison International (NYSE:EIX).  Edison International is an electric power generator and distributor, and an investor in infrastructure and renewable energy projects with assets totaling more than $36 billion.  The company is comprised of a regulated utility,
Southern California Edison, as well as EMG.

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